Dice Holdings, Inc. Reports First Quarter 2013 Results

•	Revenues totaled $50.4 million in the first quarter; excluding the acquisition of Slashdot Media, revenues were $46.4 million

•	Net income was $7.1 million, resulting in diluted earnings per share of $0.12 in the first quarter

•	Adjusted EBITDA was 34% of revenue or $16.9 million in the first quarter (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred revenue increased 11% from December 31, 2012 to $77.2 million

•	More hiring managers “unlimit” the search for tech talent by embracing Open WebTM

New York, New York, April 23, 2013 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter ended March 31, 2013.
First Quarter Operating Results
Revenues for the quarter ended March 31, 2013 totaled $50.4 million, an increase of 9% from $46.1 million in the comparable quarter of 2012. Excluding the acquisition of Slashdot Media, revenues were $46.4 million in the first quarter. Recruiting activity remained varied by region and by industry, but similar to the previous quarter’s market conditions.
During the first quarter, the number of hiring managers and recruiters utilizing Open WebTM increased, as did the level of usage by those customers. Currently in beta on the Dice service, Open Web mines publicly available information on approximately 50 social and professional networks and billions of web pages to create an aggregated or “super” profile of a candidate’s professional experience, contributions, history and capabilities, as well as their passions and interests. Hiring managers continue to praise the efficiency of Open Web which organizes in one service a more complete picture of available tech talent.
Operating expenses increased 21% year-over-year for the first quarter to $39.0 million due to the prior year’s acquisitions, continued investments in product development, and higher general and administration expenses that are expected to abate during the balance of 2013.

Net income for the quarter ended March 31, 2013 totaled $7.1 million, resulting in diluted earnings per share of $0.12 for the first quarter of 2013.

Net cash provided by operating activities totaled $21.9 million for the quarter ended March 31, 2013.
Adjusted EBITDA for the quarter ended March 31, 2013 totaled $16.9 million which equaled 34% of revenues in the first quarter of 2013. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
For the quarter ended March 31, 2013, Tech & Clearance segment revenues increased 15% year-over-year to $35.8 million, or 71% of Dice Holdings’ consolidated revenues. The acquisition of Slashdot Media added $4.1 million to Tech & Clearance revenues. Throughout the first quarter of 2013, recruitment activity remained steady in our Dice service with revenues increasing 2% year-over-year, as a result of a combination of stronger performance in recruitment packages and advertising, partially offset by lower volume in transactional job postings. In addition, ClearanceJobs’ revenues grew 3% year-over-year.
Finance segment revenues for the first quarter of 2013 decreased 14% year-over-year to $8.6 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues in the first quarter of 2013 by $0.1 million, as compared to the first quarter of 2012. Continental Europe continues to be a challenging market, while demand levels have stayed relatively consistent in the North America and Asia Pacific regions. The UK market has begun to show some signs of stabilization.
The Energy segment grew 24% year-over-year to contribute $5.0 million in revenues in the quarter ended March 31, 2013, accounting for 10% of consolidated revenues. This result was driven by strong year-over-year revenue increases in advertising and career center.

Other segment revenues totaled $1.0 million for the quarter ended March 31, 2013.

Balance Sheet

Deferred revenue at March 31, 2013 was $77.2 million compared to $69.7 million at March 31, 2012 and $69.4 million at December 31, 2012. The 11% year-over-year and sequential increases were primarily driven by increases in our Dice and Rigzone services. Slashdot Media added $2.4 million to Deferred revenue at March 31, 2013.

Net Cash, defined as cash and cash equivalents and investments less total debt, was $11.6 million at March 31, 2013, consisting of cash and cash equivalents and investments of $45.6 million minus total debt of $34.0 million. This compares to a Net Debt balance of $3.8 million at December 31, 2012, consisting of total debt of $46.0 million less cash and cash equivalents and investments of $42.2 million.

During the first quarter of 2013, the Company repaid $12 million of outstanding debt under the revolving credit facility and purchased 447,000 shares of its common stock on the open market pursuant to its stock repurchase plan at an average cost of $9.54 per share, for a total of approximately $4.3 million.

Management Comments

Scot Melland, Chairman, President and CEO, said, “Since our last quarterly report, recruitment activity has been generally stable, with continued low turnover levels and modest growth. We are squarely focused on strategies which will allow us to develop an even stronger market position: growing our communities, investing in customer relationships and enhancing our products.” Mr. Melland added, “Front and center is our new Open Web technology. During the quarter, the number of recruiters using Open Web increased, as did the number of searches and profile views. Even though we are in the early stages of development, we are excited by Open Web's potential.”

Michael Durney, Executive Vice President, Industry Brands Group and CFO, said, “We continue to make progress, delivering another sound quarter of Deferred revenue growth, with each of our key recruiting brands contributing to the sequential change. We expect our markets to continue to present challenges in what we expect will be a slow-growth environment. Our financial flexibility and balanced approach to cash deployment enables us to invest in our transformation, consider acquisitions, pay down debt and return cash to shareholders.”

Open Web

To learn more about Open Web and to see what hiring managers and recruiters are saying, visit www.dice.com/openweb.

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of April 23, 2013 for the quarter ending June 30, 2013 and year ending December 31, 2013. The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending June 30, 2013	Year ending December 31, 2013
Revenues	$52 mm	$215 mm
Year/Year Increase in Revenues	7%	10%

Estimated Contribution by Segment
Tech & Clearance	70%	71%
Finance	16%	16%
Energy	12%	11%
Other	2%	2%

Adjusted EBITDA	$17 mm	$79 mm

Depreciation and amortization	$3.4 mm	$13.3 mm
Non-cash stock compensation expense	$2.1 mm	$ 8.7 mm
Interest expense, net	$0.4 mm	$ 1.5 mm
Income taxes	$4.0 mm	$20.0 mm

Net income	$7.1 mm	$35.5 mm

Adjusted EBITDA Margin	33%	37%

Fully diluted share count	61 mm	61 mm

Conference Call Information

The Company will host a conference call to discuss first quarter 2013 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Executive Vice President, Industry Brands Group and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-318-8617 or for international callers by dialing 617-399-5136; the passcode is 13699048. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 68510727. The replay will be available until April 30, 2013.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended March 31,
	2013	2012

Revenues	$50,435	$46,132

Operating expenses:
Cost of revenues	5,118	3,127
Product development	5,433	3,162
Sales and marketing	16,601	16,570
General and administrative	8,423	6,287
Depreciation	1,657	1,251
Amortization of intangible assets	1,701	1,840
Change in acquisition related contingencies	47	—
Total operating expenses	38,980	32,237
Operating income	11,455	13,895
Interest expense	(375)	(317)
Interest income	14	12
Other expense	(5)	—
Income before income taxes	11,089	13,590
Income tax expense	4,014	4,971
Net income	$7,075	$8,619

Basic earnings per share	$0.12	$0.13
Diluted earnings per share	$0.12	$0.13

Weighted average basic shares outstanding	57,529	64,118
Weighted average diluted shares outstanding	61,097	67,371

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$7,075	$8,619
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,657	1,251
Amortization of intangible assets	1,701	1,840
Deferred income taxes	(483)	(710)
Amortization of deferred financing costs	61	115
Share based compensation	2,038	1,524
Change in acquisition related contingencies	47	—
Change in accrual for unrecognized tax benefits	(196)	209
Changes in operating assets and liabilities:
Accounts receivable	2,580	2,063
Prepaid expenses and other assets	(1,236)	(651)
Accounts payable and accrued expenses	366	(109)
Income taxes receivable	188	612
Deferred revenue	8,148	8,588
Other, net	(1)	16
Net cash flows from operating activities	21,945	23,367
Cash flows from investing activities:
Purchases of fixed assets	(2,989)	(1,433)
Purchases of investments	—	(1,735)
Maturities and sales of investments	485	749
Net cash flows from investing activities	(2,504)	(2,419)
Cash flows from financing activities:
Payments on long-term debt	(12,000)	(1,000)
Payments under stock repurchase plan	(5,116)	(12,117)
Payment of acquisition related contingencies	—	(1,557)
Proceeds from stock option exercises	2,223	634
Purchase of treasury stock related to vested restricted stock	(951)	(408)
Excess tax benefit over book expense from stock options exercised	989	257
Net cash flows from financing activities	(14,855)	(14,191)
Effect of exchange rate changes	(665)	772
Net change in cash and cash equivalents for the period	3,921	7,529
Cash and cash equivalents, beginning of period	40,013	55,237
Cash and cash equivalents, end of period	$43,934	$62,766

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	March 31, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$43,934	$40,013
Investments	1,715	2,201
Accounts receivable, net	26,231	29,030
Deferred income taxes - current	1,343	1,609
Prepaid and other current assets	4,344	3,084
Total current assets	77,567	75,937
Fixed assets, net	12,300	11,158
Acquired intangible assets, net	60,693	62,755
Goodwill	198,921	202,944
Deferred financing costs, net	1,017	1,078
Other assets	326	358
Total assets	$350,824	$354,230
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	15,736	16,552
Deferred revenue	77,232	69,404
Current portion of acquisition related contingencies	4,950	4,926
Income taxes payable	3,961	3,817
Total current liabilities	101,879	94,699
Long-term debt	34,000	46,000
Deferred income taxes - non-current	13,674	14,414
Accrual for unrecognized tax benefits	2,306	2,502
Acquisition related contingencies	4,853	4,830
Other long-term liabilities	1,146	1,147
Total liabilities	157,858	163,592
Total stockholders’ equity	192,966	190,638
Total liabilities and stockholders’ equity	$350,824	$354,230

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three month periods ended March 31, 2013 and 2012 and a balance sheet as of March 31, 2013 and December 31, 2012 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three month periods ended March 31, 2013 and 2012 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three month periods ended March 31, 2013 and 2012 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended March 31,
	2013	2012

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$7,075	$8,619
Interest expense	375	317
Interest income	(14)	(12)
Income tax expense	4,014	4,971
Depreciation	1,657	1,251
Amortization of intangible assets	1,701	1,840
Change in acquisition related contingencies	47	—
Non-cash stock compensation expense	2,038	1,524
Other expense	5	—
Adjusted EBITDA	$16,898	$18,510

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$21,945	$23,367
Interest expense	375	317
Amortization of deferred financing costs	(61)	(115)
Interest income	(14)	(12)
Income tax expense	4,014	4,971
Deferred income taxes	483	710
Change in accrual for unrecognized tax benefits	196	(209)
Change in accounts receivable	(2,580)	(2,063)
Change in deferred revenue	(8,148)	(8,588)
Changes in working capital and other	688	132
Adjusted EBITDA	$16,898	$18,510

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended March 31,
	2013	2012
Revenues by Segment
Tech & Clearance (1)	$35,803	$31,060
Finance	8,608	10,000
Energy	5,027	4,045
Other	997	1,027
	$50,435	$46,132
Percentage of Revenues by Segment
Tech & Clearance	71.0%	67.3%
Finance	17.0%	21.7%
Energy	10.0%	8.8%
Other	2.0%	2.2%
	100.0%	100.0%

Adjusted EBITDA	$16,898	$18,510
Adjusted EBITDA Margin	33.5%	40.1%

Calculation of Free Cash Flow
Net cash provided by operating activities	$21,945	$23,367
Purchases of fixed assets	(2,989)	(1,433)
Free Cash Flow	$18,956	$21,934

Deferred Revenue (end of period)	$77,232	$69,698

Dice.com Recruitment Package Customers
Beginning of period	8,400	8,100
End of period	8,650	8,650
Average for the period (2)	8,600	8,550

Dice.com Average Monthly Revenue per Recruitment Package Customer (3)	$992	$956

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs and Slashdot Media (since date of acquisition, September 2012)
Finance: eFinancialCareers worldwide
Energy: Rigzone and WorldwideWorker (combined in January 2012)
Other: Health Callings, Targeted Job Fairs and WorkDigital (since date of acquisition, October 2012)

(1) Includes $4.1 million of Slashdot Media revenue in 2013.
(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects simple average of three months in each period.